UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: June 4, 2008

(Date of earliest event reported)

QUEST RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification Number)

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

(Address of principal executive offices, including zip code)

(405) 600-7704

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A is being filed by Quest Resource Corporation (the “Company”) to amend the Company’s Current Report on Form 8-K filed on June 10, 2008 (the “Original Report”). The Original Report inadvertently included the incorrect Exhibit 2.1 under Item 9.01 of the Original Report. This Current Report has attached the correct Exhibit 2.1 and is being filed solely to replace Exhibit 2.1 to the Original Report. The text of Item 1.01 as disclosed in the Original Report follows below.

Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2008, Quest Resource Corporation (the “Company”) and PetroEdge Resources Partners, LLC (“PetroEdge”) entered into a Membership Interest Purchase Agreement (the “PetroEdge Purchase Agreement”), whereby the Company would purchase all of the membership interests in PetroEdge Resources (WV) LLC (“PetroEdge WV”). PetroEdge WV owns oil and gas leasehold interests covering approximately 78,000 net acres and related assets in West Virginia, Pennsylvania and New York, of which approximately 86% is prospective for the Marcellus Shale. As of December 31, 2007, PetroEdge WV had approximately 100 Bcfe of proved reserves and was approximately 33% developed. The Company would purchase the PetroEdge WV membership interests for approximately $140 million in cash, subject to a working capital adjustment, with $5 million deposited with PetroEdge on June 5, 2008.

The closing is subject to completion of the closing conditions under the PetroEdge Purchase Agreement and is anticipated to close no later than July 11, 2008.

This summary of the PetroEdge Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the PetroEdge Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

2.1	Membership Interest Purchase Agreement, by and between PetroEdge Resources Partners, LLC and Quest Resource Corporation, dated as of June 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION

/s/ Jerry D. Cash
By:	Jerry D. Cash
Chief Executive Officer

Date: June 19, 2008.